Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Judy Brennan/Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA CORPORATION TRANSFERS
RETIREE DEATH BENEFIT LIABILITY

Transfer to Minnesota Life allows Nashua to realize non-cash, pretax gain of approximately $900,000

NASHUA, N.H., October 4, 2004 — Nashua Corporation (NYSE: NSH), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced that Minnesota Life, a subsidiary of Securian Financial Group, has assumed the liability for, and the administration of, death benefit payments for approximately 580 of the Company’s retirees. Under terms of the agreement, which was effective October 1, 2004, Nashua made a $2.4 million one-time premium payment to Minnesota Life to assume the liability for future retiree death benefit payments.

Previously, retiree death benefit payment responsibility was assumed directly by Nashua, which carried a $3.3 million liability on its balance sheet to meet the future payment obligations. As a result of the transaction in the third quarter, Nashua will realize a one-time, non-cash pretax gain of approximately $900,000, which represents the difference between the removal of the liability from the balance sheet and the payment to Minnesota Life.

In addition to the transfer of the death benefit liability the Company indicated that the third quarter results also would reflect interest income of approximately $300,000 related to interest due from the Internal Revenue Service on a 1993 tax issue which was resolved in favor of the Company and a one time expense of approximately $164,000 in connection with a payment to the Company’s directors in lieu of stock options.

“The transfer of the retiree death benefit liability to Minnesota Life is another example of opportunistically removing long standing legacy liabilities on a basis which strengthens our financial position,” said Andrew Albert, Nashua’s Chairman, President and Chief Executive Officer.

About Nashua

Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including earnings, revenue, future growth, gross margin, cost containment and profitability projections. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates,” “predict” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.